Exhibit 99.1

For general release

Diamond Technologies Inc, retains Ten  Associates, LLC  as Investor Relations firm.

Diamond Technologies Inc. (OTCBB- DMNT) announces today the appointment of Ten Associates LLC as its exclusive investor relations representative.  Ten Associates LLC is owned and managed by Tom Nelson. Diamond CFO Leonard Steinmetz commented, “We are pleased to have someone of Tom Nelson’s expertise and ability representing the company in this important junction in firm identity and exposure”. Tom Nelson brings thirteen years of experience dealing with both micro cap and small cap companies in both the investment banking and brokerage community.

Diamond Technologies Inc. is a medical information company that uses technology to assist physicians and nurses to streamline the mass of patient information in a coherent and usable manner. Our clinical information systems are designed for use in hospitals, healthcare delivery organizations and regional and national healthcare authorities. Our corporate mission is to help healthcare professionals practice the best possible medicine, at the point of care.

For further information, please call Tom Nelson at 1-480-326-8577 or Leonard Steinmetz at 1-212-227-3300